Exhibit 99.1

PepsiCo Chief Information Security Officer Sara Andrews Joins FireEye Board of Directors

MILPITAS, Calif. – Aug. 11, 2020 – FireEye, Inc. (NASDAQ: FEYE), the intelligence-led security company, today announced that Sara Andrews has been appointed to the FireEye board of directors. Andrews currently serves as Senior Vice President and Chief Information Security Officer (CISO) at PepsiCo.

Andrews brings more than two decades of front line experience defending some of the world’s largest organizations. As PepsiCo’s CISO, Andrews is responsible for developing and implementing the risk-based information security strategy for PepsiCo. In this role, she serves as PepsiCo’s top information security executive, responsible for safeguarding networks and data across the food and beverage powerhouse, including all its business units and brands globally.

Prior to PepsiCo, Andrews was Verizon’s Chief Network Security Officer (CNSO). As CNSO, she led several organizations responsible for the security of all Verizon wireline networks serving the company’s residential, small business and enterprise customers.

“Sara is a leader who brings strategic business insights with proven global and front-line experience,” said Kevin Mandia, CEO at FireEye. “Her knowledge and insights will be valuable assets as FireEye continues to focus on delivering differentiated security solutions to organizations around the globe.”

Andrews added: “I’m honored to join the board of FireEye, a company I have followed for its innovative security solutions. I look forward to working with the other board members to advance the company’s mission and growth opportunities.”

Andrews holds a bachelor's degree in industrial engineering from Auburn University and a master’s degree in business administration from Brenau University. She also serves on the Board of Directors of the Children’s Advocacy Center for Colling County.

About FireEye, Inc.

FireEye is the intelligence-led security company. Working as a seamless, scalable extension of customer security operations, FireEye offers a single platform that blends innovative security technologies, nation-state grade threat intelligence, and world-renowned Mandiant® consulting. With this approach, FireEye eliminates the complexity and burden of cyber security for organizations struggling to prepare for, prevent, and respond to cyber attacks. FireEye has over 9,300 customers across 103 countries, including more than 50 percent of the Forbes Global 2000.

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